Exhibit 99.1

Chrysler Group LLC Reports December 2013 U.S. Sales Increased 6 Percent – Best December Sales in Six Years; Full-Year Sales Up 9 Percent – Strongest Annual Sales Since 2007

•	45th-consecutive month of year-over-year sales gains

•	Chrysler Group full-year U.S. sales increase 9 percent in 2013; fourth-consecutive year of annual sales growth

•	Jeep® and Ram Truck brands each post double-digit sales increases in December compared with same month a year ago

•	Jeep brand posts best December sales ever with 34 percent sales gain; brand sets global sales record in 2013

•	All-new 2014 Jeep Cherokee sales top 15,000 units in its second full month of sales; sales up 48 percent compared with previous month of November

•	Motor Trend selects Ram 1500 as its 2014 Truck of the Year; Ram pickup sales up 11 percent in December

•	2014 Dodge Dart, Dodge Avenger and Chrysler 200 sedans earn Top Safety Pick ratings from Insurance Institute for Highway Safety

Auburn Hills, Mich., Jan. 3, 2014 – Chrysler Group LLC today reported U.S. sales of 161,007 units, a 6 percent increase compared with sales in December 2012 (152,367 units), and the group’s best December sales since 2007.

The Jeep® and Ram Truck brands each posted double-digit percentage sales gains in December compared with the same month a year ago. The Jeep brand’s 34 percent increase was the largest sales gain of any Chrysler Group brand during the month. FIAT brand sales were up 1 percent. Chrysler Group extended its streak of year-over-year sales gains to 45-consecutive months in December.

“Chrysler Group ended the year with a 6 percent sales gain in December and our 45th-consecutive month of year-over-year sales gains,” said Reid Bigland, Head of U.S. Sales. “Our Jeep and Ram Truck brands had a strong finish led by the all-new 2014 Jeep Cherokee and the Ram pickup truck, Motor Trend’s 2014 Truck of the Year. Sales of the new Cherokee topped 15,000 units in December as our newest SUV continues its solid sales performance out of the gate.”

In its second full month of sales, the new Cherokee mid-size SUV recorded sales of 15,038 units, surpassing sales of the Jeep Wrangler. The Jeep brand recorded its best December sales ever. In addition, the Wrangler and Jeep Patriot each recorded their best December sales ever.

Full-year Chrysler Group sales were up 9 percent in 2013, compared with sales during 2012. It was the fourth-consecutive year of Chrysler Group sales growth. The Ram Truck brand, with its 22 percent increase in 2013, had the largest full-year sales gain of any Chrysler Group brand. Chrysler Group realized sales growth in both its car and truck segments during the year. Chrysler Group car sales in the U.S. were up 11 percent in 2013, while truck sales were up 8 percent. The Jeep brand set a global sales record in 2013.

Chrysler Group finished the month of December with a 79 days supply of inventory (508,615 units). U.S. industry sales figures for December are internally projected at an estimated 15.8 million units Seasonally Adjusted Annual Rate (SAAR).

December 2013 U.S. Sales Highlights by Brand

Jeep® Brand

Jeep brand sales were up 34 percent in December, its best December sales ever and the largest percentage sales gain of any Chrysler Group brand for the month. The Jeep brand’s December sales were second only to record sales in July 2005.

Sales of the all-new 2014 Jeep Cherokee were up 48 percent compared with the previous month of November. Jeep brand dealers sold 15,038 units of the new Cherokee during December, its second full month of sales. The Cherokee topped Jeep Wrangler sales in December as it continued its strong sales launch. The Cherokee was crowned the “Best New SUV/CUV Under $35,000” in December by the Automobile Journalist Association of Canada. The new Cherokee bested a quartet of rivals from one of the country’s most popular and hard-fought vehicle segments.

The Wrangler, Jeep Patriot and Jeep Compass each posted year-over-year sales gains in December. The Patriot compact SUV, with its 35 percent increase, logged the largest percentage sales gain of any Jeep brand model in December. Wrangler sales were up 4 percent in December, compared with the same month a year ago. Both the Wrangler and Patriot each posted their best December sales ever.

Ram Truck Brand

Sales of the Ram pickup truck were up 11 percent in December, its 44th-consecutive month of year-over-year sales gains and its best December sales since 2004. Sales of the Ram Heavy Duty pickups were up 16 percent, while Ram Light Duty sales increased 7 percent. Motor Trend selected the Ram 1500 in December as its 2014 Truck of the Year, its first ever back-to-back winner. Nine Truck of the Year contenders were put through an extensive battery of testing designed to evaluate virtually every aspect of each vehicle. The judges were particularly impressed with the performance of the Ram 1500’s all-new EcoDiesel V-6 engine as well as its eight-speed TorqueFlite transmission, a combination that boasts a towing capacity of up to 9,200 pounds. The 3.0-liter EcoDiesel V-6 is among Ward’s 10 Best Engines for 2014.

Ram Truck brand sales were up 17 percent in December compared with the same month a year ago. Sales of the all-new 2014 Ram ProMaster van were up 126 percent, compared with the previous month of November. The ProMaster van went on sale in the U.S. in October. The Ram Commercial Truck division in December announced that it will offer an all-new small van for the North American market. Joining the larger ProMaster as an additional van offering, the 2015 Ram ProMaster City will compete with small commercial and passenger vans.

Full-year Ram Truck brand sales were up 22 percent in 2013, the largest percentage sales increase of any Chrysler Group brand for the year.

FIAT Brand

FIAT brand sales were up 1 percent in December compared with the same month a year ago. The FIAT brand recorded nine months of year-over-year sales gains during 2013. Sales of the new Fiat 500L, which debuted in June, were up 52 percent in December compared with the previous month of November.

The all-electric Fiat 500e Battery-Electric Drive System was among Ward’s 10 Best Engines for 2014 and the lone representative of electric-vehicle technology. The battery-electric drive system in the 500e hatchback delivers the best-in-class range of 87 miles.

Dodge Brand

Dodge brand sales were down 9 percent in December, but full-year sales in 2013 were up 14 percent on strong Dodge Dart, Dodge Durango, and Dodge Challenger sales. Sales of the Durango full-size SUV were up 3 percent in December compared with the same month a year ago, extending its run of year-over-year sales gains to 14-consecutive months. It was the Durango’s best December sales in eight years. Sales of the Dodge Charger were up 29 percent in December.

The 2014 Dart and Dodge Avenger sedans earned Top Safety Pick ratings from the Insurance Institute for Highway Safety (IIHS) in December. The announcement marks the fifth-consecutive year that the IIHS has commended the Avenger mid-size sedan. Meanwhile, the insurance industry organization has hailed the Dart compact sedan each year since it arrived on the market in 2012. The Dodge sedans feature significant advanced-technology steel content, which enhances structural integrity. The Dart’s 68 percent content ratio of high-strength steel is among the highest in the industry. The Dart also boasts a 5-star safety rating based on crash tests performed by the U.S. National Highway Traffic Safety Administration.

Chrysler Brand

Chrysler brand sales were down 21 percent in December, but sales of the award-winning Chrysler Town & Country minivan were up 5 percent compared with the same month a year ago. It was the Town & Country’s best December sales in three years. For the full year, Town & Country sales were up 9 percent in 2013.

Chrysler 200 sedan sales were up 3 percent for the full year, compared with sales in 2012. The 2014 Chrysler 200 mid-size sedan earned a Top Safety Pick from the Insurance Institute for Highway Safety in December, the model’s fourth-consecutive Top Safety Pick from the insurance industry organization.

Chrysler Group LLC U.S. Sales Summary Thru December 2013

	Month Sales		Vol % Change	Sales CYTD		Vol % Change
Model	Curr Yr	Pr Yr		Curr Yr	Pr Yr
500	2,324	3,707	-37%	35834	43772	-18%
500L	1,421	0	NEW	7402	0	NEW
FIAT BRAND	3,745	3,707	1%	43236	43772	-1%

200	5,652	9,080	-38%	122480	125476	-2%
300	4,881	7,175	-32%	57724	70747	-18%
Town & Country	9,737	9,258	5%	122288	111744	9%
CHRYSLER BRAND	20,270	25,513	-21%	302492	307967	-2%

Compass	3,534	3,131	13%	52993	40235	32%
Patriot	6,158	4,566	35%	75797	62010	22%
Wrangler	12,028	11,545	4%	155502	141669	10%
Liberty	0	3,508	-100%	6101	75483	-92%
Grand Cherokee	16,517	17,121	-4%	174275	154734	13%
Cherokee	15,038	0	NEW	25786	0	NEW
JEEP BRAND	53,275	39,871	34%	490454	474131	3%

Caliber	0	31	-100%	45	10176	-100%
Dart	5,449	6,105	-11%	83388	25304	230%
Avenger	4,950	7,382	-33%	93842	96889	-3%
Charger	10,145	7,867	29%	98336	82592	19%
Challenger	2,872	3,942	-27%	51462	43119	19%
Viper	55	0	NEW	591	20	NEW
Journey	7,616	7,688	-1%	83933	79563	5%
Caravan	11,226	14,160	-21%	124019	141468	-12%
Nitro	0	0		0	3269
Durango	5,376	5,216	3%	60727	42589	43%
DODGE BRAND	47,689	52,391	-9%	596343	524989	14%

Dakota	0	0		0	490
Ram P/U	33,405	30,211	11%	355673	293363	21%
Cargo Van	751	674	11%	8900	7075	26%
ProMaster Van	1,872	0	NEW	3270	0	NEW
RAM BRAND	36,028	30,885	17%	367843	300928	22%

TOTAL CHRYSLER GROUP LLC	161,007	152,367	6%	1800368	1651787	9%

TOTAL CAR	37,749	45,289	-17%	551104	498095	11%
TOTAL TRUCK	123,258	107,078	15%	1249264	1153692	8%